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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

                           The Clark Estates, Inc.
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   (Last)                            (First)              (Middle)


                      One Rockefeller Plaza, Suite 3100
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                                    (Street)
   New York                              NY              10020-2101
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   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     1/8/01
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Mail.com, Inc. (MAIL)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)

________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person
     [ ]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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Class A Common Stock                     1,943,800                       I                    (1)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.         Over
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                  SEC 1473(3-99)

Potential persons who are to respond to the collection of information contained in this form are nor required to respond unless the form displays a currently valid OMB Control Number.


              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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10% Senior Convertible    Immediate   1/8/06          Class A Common Stock   4,950,000      $1.00           I       By Federal
Notes                                                                                                               Partners, L.P.
                                                                                                                       (1)
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10% Senior Convertible    Immediate   1/8/06          Class A Common Stock   50,000         $1.00           I      By Federal
Notes                                                                                                              Partners, L.P.
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====================================================================================================================================

Explanation of Responses:

(1) The Reporting Person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of the securities, for purposes of Section 16. Accounts for which the Reporting Person provides management and administrative services beneficially own the securities for purposes of Section 16.


     /s/ Kevin S. Moore                                     January 18, 2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

*  If the form is filed by more than one reporting person, see Instruction
   5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



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